EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-91671, 333-118034) pertaining to the Amended and Restated 1994 Incentive Plan; the Registration Statement (Form S-8 No. 333-127751) pertaining to the 2005 Incentive Plan; the Registration Statements (Form S-8 Nos. 333-145301, 333-176047 and 333-197878) pertaining to the 1994 Employee Stock Purchase Plan; and the Registration Statement (Form S-8 No. 333-166791) pertaining to the 2010 Incentive Plan, of National Instruments Corporation of our report dated February 19, 2015, with respect to the consolidated financial statements  of National Instruments Corporation, and the effectiveness of internal control over financial reporting of National Instruments Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

Date: February 19, 2015

By:	/s/ Ernst & Young LLP
Austin, Texas